EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

•	Quarterly revenues up 11% sequentially to $8.7 million

•	Net income improved 71% to $407,000 or $.03 per share

•	Operating income improved 98% to $554,000

Camarillo, California – March 3, 2004 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the fourth quarter of 2003. Revenues for the three months ended December 31, 2003 totaled $8.7 million, up 11% as compared to $7.8 million for the third quarter of 2003 and up 25% compared to the fourth quarter of 2002. Operating income for the fourth quarter of 2003 improved 98% reaching $554,000, up from $280,000 for the third quarter of this year and compared to an operating loss of $2.2 million for the fourth quarter of last year. Net income for the quarter was $407,000 or $0.03 earnings per diluted share as compared to net income of $238,000 or $.02 per diluted share for the third quarter of 2003 versus a net loss of $3.6 million or $.37 loss per diluted share in the fourth quarter of 2002.

For the year 2003, revenues equaled $31.0 million, a 24% increase over the $25.0 million for the year 2002. Operating income totaled $1.1 million for the year 2003 as compared to a $2.9 million loss for the year 2002. Net income rose to $1.1 million or $.09 earnings per diluted share for the year 2003 from a loss of $4.3 million or a $.44 loss per diluted share for the year 2002.

In the fourth quarter of 2002, Interlink recorded an increase to its provision for excess inventories of $2.3 million, a legal settlement charge of $153,000 and an increase to its deferred tax asset valuation allowance of $1.3 million. For a reconciliation of pro forma adjustments for the fourth quarter and fiscal year ended 2002, see the schedule in our press release dated February 18, 2003 (available on our website at www.interlinkelectronics.com).

“Looking back over 2003, I am pleased with both our financial and strategic accomplishments, said E. Michael Thoben, III, Chairman, CEO & President. “We have met or exceeded our objectives and continue to build momentum in our business segments, highlighted by the acceleration of revenue growth in the fourth quarter.”

“One of the most exciting opportunities for the company continues to be our E-Transactions business,” said Mr. Thoben. “Revenue for 2003 reached $4.2 million, an increase of 141% over 2002. This growth accelerated in the fourth quarter when we reached revenues of $2.0 million, up 242% sequentially over the third quarter of 2003.

“This revenue improvement reflects the industry adoption we have been experiencing in our target markets,” added Mr. Thoben. “One such adoption occurred late in the fourth quarter when Wells Fargo chose Interlink Electronics’ signature solution for use in all of their full-service bank branches. In addition to the revenue growth, our average selling prices in this segment continue to improve and our backlog is at record levels heading into 2004.”

“Our Business Communications revenue worldwide grew 24% over 2002,” continued Mr. Thoben. “This segment growth was fueled by our product innovation and further market penetration in both the OEM business and our Interlink Electronics’ branded retail products. The revenue from these product lines grew at 19% and 33%, respectively, over 2002. We continue to see signs of economic improvement worldwide in this segment and anticipate comparable overall growth in 2004.”

“Our progress was also measurable in the Home Entertainment area where we have been developing relationships with manufacturers of high performance viewing devices targeted for home theaters,” said Mr. Thoben. “While the majority of our current revenue in this segment is derived from sales of our patented sensor technology to Microsoft for integration into the Xbox game controller, we anticipate revenue generated by sales of advanced remotes in the back half of this year.”

“Finally, late in the fourth quarter of 2003 the Company unveiled a new technology, MicroNav™. This unique product is an extension of our core FSR® technology with new patents pending. MicroNav is believed to be the world’s smallest 360° pointing device and is targeted for markets such as cell phones, PDA’s, digital cameras and other consumer devices that will benefit from full cursor control as the operating systems of these devices evolve. We currently have our MicroNav technology integrated into several reference designs with industry leaders and expect revenue from this product could begin in late 2004.”

Interlink Electronics’ Highlights in 2003 by business segment:

Business Communications

•  Interlink Electronics expanded its retail product line of wireless presentation remotes and tools for mobile professionals with the introduction of the VersaPoint® Communicator wireless keyboard, optical mouse and remote control combination, and RemotePoint® Presenter, the presentation industry’s most advanced wireless interface system. In December RemotePoint® Presenter was awarded Presentations Magazine’s 2003 “Standing Ovation Award” for best presentation remote control.

E-Transactions

•  Interlink Electronics announced the integration of ePad electronic signature products into EDS (NYSE:EDS) SELLSTATION® banking sales automation system, Unisys (NYSE:UIS) corporation’s enterprise hardware solutions for financial institutions and Fincentric Corporation’s Wealthview™ banking enterprise software system.

•  MagTek, Inc., a global leader in electronic transaction technology and Interlink Electronics announced they will be exploring the development of new products utilizing ePad™ e-signature technologies and MagTek’s magnetic stripe/smartcard reader technologies.

•  The National Notary Association (NNA), and Interlink Electronics announced a partnership to develop electronic notary solutions. The NNA, in conjunction with Interlink, introduced Enjoa™, an electronic notary product that replicates the current paper-based process. Enjoa is targeted at the 4.5 million notaries in the U.S.

•  Interlink Electronics launched ePad-ID™, the most versatile e-signature and thumbprint input device available. Using the Company’s patented VersaPad® technology, ePad-ID captures personal signatures, handwriting biometrics, digital images and fingerprints for security identification.

•  Interlink and Mercedes-Benz AMG GmbH, a subsidiary of DaimlerChrysler AG, announced that Mercedes-AMG has deployed ePad™ electronic signature solutions as part of an extensive project to control and optimize its internal document processes.

Home Entertainment

•  Interlink announced an agreement with Pixelworks, Inc., (NASDAQ:PXLW) a leading provider of graphic chip sets to the advanced display market, to provide advanced remote controls with Pixelworks’ Digital TV Production reference designs.

Specialty Components

•  Interlink introduced MicroNav™, the electronics industry’s smallest and most advanced

OEM pointing device. Based on the Company’s patented FSR® technology and measuring less than 10mm x 10mm x 1.4mm, MicroNav™ enables precise, 360° cursor navigation for wireless handheld devices including cellular phones, wireless e-mail clients, PDAs, tablet PCs and digital cameras.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/

All registrations and trademarks are properties of their respective owners.

Summarized Consolidated Statements of Operations

(GAAP Basis)

(000’s except per share data)

	Three Months Ended
	(unaudited)
	December 31,		Sept. 30,	Twelve Months Ended December 31,
	2003	2002	2003	2003	2002
Revenue	$8,716	$6,978	$7,848	$31,042	$25,043
Gross profit	3,339	474	3,285	12,680	7,916
Product development and research	854	856	828	3,418	3,337
Sales, marketing and administration	1,931	1,803	2,177	8,172	7,456

Total operating expenses	2,785	2,659	3,005	11,590	10,793

Operating income (loss)	554	(2,185)	280	1,090	(2,877)
Other income (loss)	(173)	(86)	(6)	4	(86)
Provision for tax expense (benefit)	(26)	1,301	36	28	1,301

Net income (loss)	$407	$(3,572)	$238	$1,066	$(4,264)

Earnings (loss) per share – basic	$0.04	$(0.37)	$0.02	$0.10	$(0.44)
Earnings (loss) per share – diluted	$0.03	$(0.37)	$0.02	$0.09	$(0.44)

Weighted average shares – basic	11,145	9,772	10,599	10,339	9,766
Weighted average shares – diluted	12,253	9,772	11,643	11,362	9,766

Selected Consolidated Balance Sheet Data (000’s)

(GAAP Basis)

	Dec 31, 2003	Sept 30, 2003	Dec 31, 2002
	(Unaudited)
Cash and cash equivalents	$6,061	$6,116	$7,906
Working capital	20,019	19,711	16,247
Total assets	25,582	24,350	21,766
Long-term debt	1,010	1,168	1,401
Stockholders’ equity	20,516	19,572	16,133

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, industry product and technology acceptance and adoption rates, average selling prices and future business activities should be considered in light of these factors.

Conference Call Information

March 3, 2004 at 2:00 p.m. ET

Live Call-in #: 888-566-5773

Live International Call-in #: 773-756-4631

(Pass Code: “LINK”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay available until April 3, 2004

Telephonic replay call in # (US) 800-839-4571 or (Intl) 402-220-5083

Contacts:

Interlink Electronics, Inc.

546 Flynn Rd, Camarillo, CA 93012

http://www.interlinkelectronics.com

Company Media Contact:

Keith M. Roberts

Director, Corporate Communications

(805) 484-8855, ext. 130

kroberts@interlinkelectronics.com

Investor Contact: Michelle Lockard Investor Relations Coordinator (805) 484-8855, ext. 114 mlockard@interlinkelectronics.com

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